Exhibit 10.17

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Agreement”) is entered into by and between David Olert (hereinafter “Employee”) and Monster Digital, Inc., its officers, directors, employees, agents and affiliates (hereinafter “the Company”).

Recitals

Whereas, the Company desires to provide the Employee separation compensation to assist him/her in the transition resulting from his/her termination of employment from the Company.

Whereas, the Employee agrees, in exchange for such separation compensation, to execute this Agreement and waive and release any and all claims that he/she may have against the Company.

This settlement does not constitute an admission of any kind by the Company. Employee acknowledges that he/she has received all monies and other benefits due him/her as a result of his/her employment with and separation from the Company.

Now, therefore, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

Agreement

1.            Separation Pay. Employee’s separation from the Company is effective January 26, 2018. The Company agrees that, provided Employee: (i) returns the original fully executed Agreement to the Company by or before the end of the Review Period as set forth in Section 5 and (ii) does not revoke this Agreement per Section 5, the Company will provide Employee an amount equal to zero weeks of his/her base wages as separation pay in consideration of the promises set forth herein. The payment will be paid in a lump sum, as soon as administratively possible, following Employee’s termination date in accordance with the Company’s normal payroll procedures, and is subject to all applicable federal and state taxes.

2.            Taxes. Notwithstanding the tax deductions set forth in Section 1 above, Employee shall pay in full when due, and shall be solely responsible for, any and all federal, state, or local income taxes that are or may be assessed against him/her relating to the separation payment received by Employee pursuant to this Agreement, as well as all interest or penalties that may be owed in connection with such taxes. Employee is not relying on any representations or conduct of the Company with respect to the adequacy of the withholdings and understands his/her responsibility to pay taxes associated with the separation pay.

3.           (a).         Confidential and Proprietary Information. Employee understands that, during the course of his/her employment with the Company, he/she was given access to and provided with substantial confidential and proprietary information of the Company which includes, but is not limited to, all information related to the Company’s customers and its business dealings with such customers, the services provided to customers by the Company, and the Company’s methodology for providing said services (“Confidential and Proprietary Information”). The Company is the sole owner of all such Confidential and Proprietary information and Employee expressly understands and agrees that he/she may not, under any circumstances to the fullest extent permitted by applicable law, whether directly or indirectly, disclose the Company’s Confidential and/or Proprietary information to any person or entity at any time or use any of the Company’s Confidential and/or Proprietary information for any purpose without the express written authorization of the Company.

(b)          Employee agrees that, for a period of one (1) year following his/her execution of this Agreement, he/she will not, directly or indirectly, on his/her own behalf, or on behalf of any other individual, association or entity, use the Confidential or Proprietary information of the Company to (i) solicit, induce, or contact any current or prospective customer of the Company of which he/she has knowledge as a result of his/her employment with the Company; (ii) encourage any current or prospective customers or suppliers of the Company of which he/she has knowledge as a result of his/her employment with the Company to stop using the facilities or services of the Company, or (iii) encourage any current or prospective customers or suppliers of the Company of which he/she has knowledge as a result of his/her employment with the Company to use the facilities or services of any competitor of the Company.

(c)          For a period of one year from the date that Employee is no longer employed by the Company, Employee shall not take any actions to, nor shall he/she assist any entity in, recruiting any other employee who worked for or was affiliated with the Company at any point while Employee was employed by the Company. This includes, but is not limited to: (i) identifying to such successor employer or its agents or such other entity the person or persons who have special knowledge concerning the Company’s processes, methods or confidential affairs; and (ii) commenting to the successor employer or its agents or such other entity about the quantity of work, quality of work, special knowledge, or personal characteristics of any person who is still employed at the Company. Employee also agrees that Employee will not provide such information set forth in (i) and (ii) above to a prospective employer during interviews preceding possible employment.

4.           Release of Known and Unknown Claims by Employee. Employee agrees unconditionally and forever to release and discharge the Company and its affiliated business entities, their respective current and former stockholders, officers, directors, employees, representatives, attorneys, agents and assigns (collectively, “Released Parties”), from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which he/she may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to his/her employment with, or separation from the Company on or before the date of the execution of this Agreement.

This release specifically includes, but is not limited to, any claims for wages, bonuses, benefits, vacation pay, severance pay or other compensation of any sort, wrongful discharge, retaliation, breach of implied contract, breach of implied covenant of good faith and fair dealing, negligence, negligent hiring, retention or supervision, defamation, unlawful efforts to prevent relationship, violation of constitutional rights, discrimination or harassment on the basis of race, color, sex, sexual orientation, national origin, religion, age (including but not limited to claims arising under the Age Discrimination in Employment Act and Older Worker Benefit Protection Act, 29 U.S.C. § 621, et seq.), disability, medical condition or marital status, and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Family Rights Act, and qui tam actions pursuant to any federal, state or local statute, rule, regulation or ordinance.. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from filing a charge with a government agency or cooperating in an investigation conducted by a government agency. However, Employee agrees except with respect to proceedings before the Securities and Exchange Commission, he/she is waiving his right to any monetary damages or other equitable relief as a result of any such proceedings.

Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.            ADEA Waiver and Revocation. Without detracting in any respect from any other provision of this Agreement:

(a)          Employee agrees that this Agreement constitutes a knowing and voluntary waiver and release of all rights or claims Employee has or may have against the any of the Released Parties, including, but not limited to, all rights or claims for age discrimination or retaliation arising under the Age Discrimination in Employment Act )(“ADEA”). Employee understands that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date Employee signs this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement. Company has advised Employee in writing of his/her right to consult with an attorney prior to executing this Agreement. Employee acknowledges that he/she was informed that he/she has a full twenty-one (21) days in which to review and consider this Agreement (“Review Period”) and to consult with an attorney regarding the terms and effect of this Agreement. To the extent that Employee chooses to sign this Agreement in less than twenty-one (21) days, Employee acknowledges that he/she had sufficient time to consider the Agreement and to consult with counsel and that Employee does not desire additional time.

(b)          Employee may revoke this Agreement within seven (7) days from the date he/she signs this Agreement, in which case this Agreement will be null and void and of no force or effect on either Company or Employee. Any revocation must be in writing and sent to David Olert, 2655 First Street, Suite 250, Simi Valley, CA 93065, on or before the close of business on the seventh day after this Agreement is executed by Employee.

6.            Non-Disclosure of This Agreement. Employee agrees not to disclose the existence of this Agreement or any of its terms to anyone other than his/her attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof. Employee further agrees to keep this Agreement and all of its terms strictly confidential and agrees that he/she will inform any such attorneys, accountants and immediate family members about this confidentiality provision and that they will agree to be bound by it. Further, Employee agrees that neither he/she nor his/her representatives or family members will reveal any confidential information about the Company, its operations, its client base, its prospects, its executives or its employees to any third party.

7.            Knowing and Voluntary. Employee represents and agrees that, prior to the execution of this Agreement, Employee has had the opportunity to discuss the terms of this Agreement with legal counsel of his/her choosing. Employee affirms that no promise or inducement was made to cause him/her to enter into this Agreement, other than the separation pay promised to Employee in this Agreement. Employee further confirms that he/she has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his/her agreement.

8.            Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company concerning the terms of Employee’s employment with and separation from the Company and the compensation related thereto. No amendments to this Agreement will be valid unless written and signed by Employee and an Officer of the Company. This Agreement shall be binding upon both parties’ heirs, representatives and successors. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

9.            Arbitration. Any and all disputes, controversies or claims arising under or in any way relating to the interpretation, application or enforcement of this Agreement, Employee’s employment with the Company, any claim for benefits, or Employee’s separation of employment from the Company, including without limitation any claim by Employee that he/she was fraudulently induced to enter into this Agreement, or claims relating to the general validity or enforceability of this Agreement, shall be settled by final and binding arbitration as described in more detail in this Section. Any dispute submitted to arbitration pursuant to this Section shall be determined by arbitration in accordance with the applicable rules of the American Arbitration Association, which can be obtained directly from AAA (www.adr.org). The parties to any arbitration shall mutually select a single arbitrator to hear the matter; provided that if the parties are unable to agree, the arbitrator shall be selected by AAA. The arbitration shall be held in the County where Employee was last employed by the Company. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction thereof. The prevailing party shall be entitled to reasonable costs and attorney’s fees, as allowed by law. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

10.          Severability. If any portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sections or subsections of this Agreement.

11.          Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

12.         Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

13.         Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

EMPLOYEE ACKNOWLEDGES AND AGREES HE/SHE HAS CAREFULLY READ AND VOLUNTARILY SIGNS THIS AGREEMENT, THAT HE/SHE HAS BEEN REPRESENTED BY COUNSEL AND HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE, AND THAT HE/SHE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING AFL AND THE RELEASED PARTIES FROM ANY AND ALL CLAIMS.

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The undersigned agree to the terms of this Agreement and voluntarily enter into it with the intent to be bound thereby.

Dated: January 26, 2018	/s/ David Olert
(Employee Signature)

Dated: January 25, 2018	Monster Digital, Inc.

/s/ David Olert
By: David Olert